UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 9, 2008

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. (“OGE Energy” or the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 769,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries (“Enogex”), a midstream natural gas pipeline business with principal operations in Oklahoma.

Request for Proposal for Wind Power

On December 9, 2008, the Company issued a press release announcing that OG&E is requesting proposals from wind power developers for construction of up to 300 megawatts (“MW”) of new capability. OG&E intends to add the new capacity to its power-generation portfolio by late 2010. OG&E already has 170 MWs of wind energy; 50 MWs from a power-purchase agreement with FPL Energy that began in 2003, and 120 MWs from the Centennial wind farm, owned and operated by OG&E since 2007. All 114 of the wind turbines currently dedicated to serve OG&E’s customers are located in Woodward and Harper counties in northwestern Oklahoma. Adding up to 300 MWs of wind generation would be a major step for OG&E toward its goal to add up to 600 MWs of wind power over the next four to six years. The related press release is furnished as Exhibit 99.01 and incorporated herein by reference.

2009 Oklahoma Rate Case Filing

On December 12, 2008, the Company issued a press release announcing that OG&E formally notified the Oklahoma Corporation Commission (“OCC”) of OG&E’s intent to file a rate case early in 2009 to request an increase in rates. OG&E is still preparing the rate case and, at this time, has not determined the amount of the expected increase it will request. The case is expected to proceed through the first half of 2009. If an increase is approved by the OCC, customers would not see it reflected in their electric rates until August 2009 at the earliest. The related press release is furnished as Exhibit 99.02 and incorporated herein by reference.

Proposed OGE Energy/Energy Transfer Partners, L.P. Joint Venture

          As previously reported in OGE Energy’s Form 8-K filed on September 26, 2008 and in OGE Energy’s Form 10-Q for the quarter ended September 30, 2008, on September 22, 2008, OGE Energy and Energy Transfer Partners, L.P. (“ETP”) entered into an agreement to form a joint venture (“ETP Enogex Partners LLC”) combining OGE Energy’s Enogex midstream business with ETP’s interstate operations as well as its midstream operations in the Rocky Mountains. Under the terms of the agreement, OGE Energy will contribute to ETP Enogex Partners LLC 100 percent of its ownership interest in Enogex and ETP will contribute 100 percent of its ownership interests in Transwestern Pipeline Company, LLC and ETC Canyon Pipeline, LLC and its 50 percent interest in Midcontinent Express Pipeline, LLC. Consummation of the transaction is conditioned upon obtaining financing pursuant to a specified financing plan, receipt of various third-party consents and certain other customary closing conditions. ETP Enogex Partners LLC will be jointly owned and managed by ETP and OGE Energy on a 50/50 basis. Based on the 50/50 ownership, with neither company having control, OGE Energy will present its interest using the equity method of accounting.

          In OGE Energy’s Form 8-K filed November 10, 2008, OGE Energy presented pro forma financial information relating to the proposed transaction, including an unaudited pro forma condensed consolidated balance sheet of OGE Energy at September 30, 2008 assuming the transaction closed and the formation of the joint venture occurred on September 30, 2008 and unaudited pro forma consolidated statements of income of OGE Energy for the year ended December 31, 2007 and for the nine months ended September 30, 2008 assuming the transaction closed and the formation of the joint venture occurred on January 1, 2007.

          As reported in OGE Energy’s Form 8-K filed on November 10, 2008, OGE Energy could recognize a one-time, non-cash gain for financial reporting purposes as a result of the transaction. It is now apparent to OGE Energy that the transaction will not close by December 31, 2008, which increases the likelihood under SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (effective January 1, 2009) that OGE Energy will recognize a one-time gain from the transaction for financial reporting purposes. As a result and, to remove any ambiguity regarding the proper accounting treatment for the transaction, OGE Energy expects to seek written confirmation from the Securities and Exchange Commission (“SEC”) staff that the consummation of the proposed transaction will not result in the recognition of a gain for financial reporting purposes. If the SEC staff disagrees and a gain was recognized, this would increase the value of the underlying assets which would result in additional depreciation over the remaining lives of those assets. Even if the Company were ultimately to recognize a gain as a result of this transaction, no change is being made at this time to the Company’s previously-filed consolidated pro forma financial information because (i) any potential gain and resulting additional depreciation upon closing of the transaction cannot be calculated at this time, (ii) as previously reported, any potential gain would be considered a nonrecurring item and (iii) in management’s judgment, any potential increase in depreciation resulting from the recognition of a gain is not expected to be significant to the previously-filed consolidated pro forma statements.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated December 9, 2008, announcing OG&E issues RFP for 300 megawatts of wind power.
99.02	Press release dated December 12, 2008, announcing OG&E files rate case notice.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller, Chief Accounting Officer
and Interim Chief Financial Officer

December 16, 2008